Exhibit 10.5.1
                              CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") made as of June 1, 2000, is by and between Quick-Med Technologies, Inc., a Delaware corporation, with its principal place of business at 7844D Lexington Club Boulevard, Delray Beach, Florida 33446 (the "Company"), and Christopher T. Batich, having his principal place of business at 3733 NW 40th Street, Gainesville, Florida 32606 (the "Consultant").
                                R E C I T A L S:
                                - - - - - - - -

         A. The Company is engaged in the development of certain healthcare products and desires to retain Consultant to provide certain consulting services relating to such products.

         B. Consultant desires to provide certain consulting services to the Company in accordance with the terms and conditions contained hereinafter.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

         1. Consulting Services. During the term of this Agreement, Consultant is hereby retained by the Company to provide consulting services to the Company on certain scientific matters. Consultant shall provide such consulting services as reasonably requested by the Company during the term of this Agreement, provided that nothing hereunder shall require Consultant to devote a minimum number of hours per calendar month toward the performance of services hereunder. Unless otherwise agreed to by Consultant, all services hereunder shall be performed by Consultant, in its sole discretion, at his principal place of business or other offices.

         2. Term. The term of this Agreement shall commence as of the date first written above and terminating on December 31, 2000.

         3. Compensation. In consideration for the performance of services hereunder, the Company hereby agrees to pay Consultant the aggregate sum of $15,000 during the term of this Agreement, payable $5,000 upon signing this Agreement and $10,000 upon receipt by the Company of at least $1 million of equity funding. The Company hereby agrees to pay on a pre-approval basis all out-of-pocket expenses incurred by Consultant in connection with such services to be rendered hereunder.

         4. Nondisclosure And Development.

         (a) Except as may be required in connection with the operations of the Company's business, Consultant will not at any time, whether during or after the termination of employment with the Company, use or reveal to any person or entity any of the Trade Secrets or Confidential Information (as defined below) of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Duties. Consultant further agrees to keep secret all matters entrusted to Consultant and shall not use or disclose or attempt to use or disclose any such information in any manner which may be calculated to injure or cause loss whether directly or indirectly to the Company.
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         (b) Further, Consultant agrees that during his or her term of employment, Consultant shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other material containing the Trade Secrets or Confidential Information of or concerning any of its dealings or affairs of the Company (collectively, the "Property") other than for the Company's benefit.

         (c) As used herein, "Trade Secrets" means information, without regard to form, including without limitation a formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. As used herein, "Confidential Information" means information, other than Trade Secrets that is of value to a company and is treated as confidential. Trade Secrets and Confidential Information may include without limitation information respecting the Company's organization, business, finances, inventions, products. designs, methods, know-how techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals.

         (d) Consultant's obligations with respect to (i) Trade Secrets will survive for so long as such information constitutes a Trade Secret, and (ii) Confidential Information will survive for two years following the termination of Consultant's employment with the Company.

         (e) If at any time during the term of employment, Consultant (either alone or with others) makes, conceives, discovers or reduces to practice any invention, modification, discovery, design, development improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that
(i) relates to the Company's business as conducted or proposed to be conducted during the course of Consultant's retention (the "Business") or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; (ii) results from tasks assigned to Consultant by the Company, or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall be considered work made for hire and shall immediately become the sole and absolute property of the Company and its assigns. Consultant agrees to disclose promptly to the Company (or any persons designated by it) each such Development and agrees to communicate, without cost or delay, and without publishing the same, all available Information relating thereto (with all necessary plans and models) to the Company. If any of the Developments may not, by operation of low or otherwise, be considered work made for hire by Consultant for the Company, or if ownership of all right, title, and Interest of the Intellectual property rights therein shall not otherwise vest exclusively in the Company, Consultant hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Developments, the Company shall have the eight to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Developments. Upon disclosure of each Development to the Company, Consultant agrees during the term of this Agreement and at any time thereafter, at the Company's request and cost, to sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require.

         (f) In the event the Company is unable, after reasonable effort, to secure Consultant's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Consultant's physical or mental incapacity or for any other reason whatsoever,

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Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and in Consultant's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Consultant.

         5. Non-Compete Restriction. The term of this Section 5 shall be for a period commencing on the date hereof and ending on the first anniversary of the date an which Consultant's relationship with the Company terminates for any reason (the "Restrictive Period"). During the Restrictive Period, Consultant will not, without the Company's prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, Consultant, consultant, agent, independent contractor or stockholder of any company or business, perform his Duties for any person or entity which competes directly with the Business during such Restrictive Period. The parties agree and acknowledge that (i) the definition of the Restrictive Period reasonably and fairly limit this non-compete restriction and are reasonably required for the Company's protection; and (ii) by having access to information concerning Consultants and the Company's customers, Consultant shall obtain a competitive advantage as to such parties in any business that competes with the Business.

         6. Indemnification. The Company hereby agrees to indemnify, defend and hold harmless Consultant from and against any and all claims, damages, losses, liability, deficiencies, actions, suits, proceedings, costs or legal expenses (collectively the "Losses") arising out of or resulting from (i) any activities or services performed hereunder by Consultant, unless such Losses were the result of the intentional misconduct or gross misconduct of Consultant; or (ii) any and all costs and expenses (including reasonable attorneys' and paralegals' fees) related to the foregoing, and as more fully described below.

         7. Amendment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

         8. Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner hereinafter set forth.

         9. Equitable Relief. The parties to this Agreement acknowledge that a breach by Consultant of any terms or conditions of this Agreement will result in irrevocable harm to the Company and that the remedies at law for such breach may not adequately compensate the Company for damages suffered. Accordingly, Consultant agrees that in the event of such breach, the Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit the Company's right to any remedies at law, including the recovery of damages for breach of this Agreement.

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         10. Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

         11. Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

         12. Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the State of Florida, without application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Palm Beach County in the State of Florida.

         13. Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

         14. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

QUICK-MED TECHNOLOGIES, INC.


By:/s/ David Lerner
   ---------------------------------
David Lerner, President

CONSULTANT


/s/ Christopher T. Batich
------------------------------------


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